Item 77. K Changes in Registrant's Certifying Accountant
(a) Previous independent accountants
(i) On May 15, 2002, Arthur Andersen LLP resigned as
(ii) independent accountants of the Nuveen Open End Mutual
(iii) Funds. The Registrant's Audit Committee accepted that
(iv) resignation, participated in the process of evaluating new
(v) accounting firms and approved the selection of the new
(vi) independent accountants.
(vii) The reports of Arthur Andersen LLP on the financial
(viii) statements for the past two fiscal years contained no
(ix) adverse opinion or disclaimer of opinion and were not
(x) qualified or modified as to uncertainty, audit scope, or
(xi) accounting principle.
(xii) In connection with its audits for the two most recent fiscal
(xiii) years and through May 15, 2002 there have been no
(xiv) disagreements with Arthur Andersen LLP on any matter
(xv) of accounting principles or practices, financial statement
(xvi) disclosure, or auditing scope or procedure, which
(xvii) disagreements if not resolved to the satisfaction of Arthur (xviii) Andersen LLP would have caused them to make reference
(xix) thereto in their report on the financial statements for such
(xx) years.
(xxi) During the two most recent fiscal years and through May
(xxii) 15, 2002, there have been no reportable events (as defined (xxiii) in Regulation S-K Item 304(a)(1)(v)).
(xxiv) The Registrant has requested that Arthur Andersen LLP
(xxv) furnish it with a letter addressed to the SEC stating
(xxvi) whether or not it agrees with the above statements.
(xxvii) However in light of the circumstances surrounding the (xxviii) closure of Arthur Andersen LLP, the Registrant was not
(xxix) able to obtain such letter for inclusion with this N-SAR.
(b) New independent accountants

The Registrant engaged PricewaterhouseCoopers LLP as its new independent accountants as of May 15, 2002. During the two most recent fiscal years and through May 15, 2002, the Registrant has not consulted with PricewaterhouseCoopers LLP regarding either:
(i) the application of accounting principles to a specified
(ii) transaction, either completed or proposed; or the type
(iii) of audit opinion that might be rendered on the
(iv) Registrants financial statements, and either a written
(v) report was provided to the Registrant or oral advice
(vi) was provided that PricewaterhouseCoopers LLP
(vii) concluded was an important factor considered by the
(viii) Registrant in reaching a decision as to the accounting,
(ix) auditing or financial reporting issue; or
(x) any matter that was either the subject of a
(xi) disagreement, as that term is defined in Item 304(a)
(xii) (1)(iv) of Regulation S-K and the related instructions
(xiii) to Item 304 of Regulation S-K, or a reportable event,
(xiv) as that term is defined in Item 304(a)(1)(v) of
(xv) Regulation S-K.